                                                                           10.21

                             MEDIQUAL SYSTEMS, INC.
                              1900 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

                                  April 3, 1995

Mr. Eric Kriss
36 Ivanhoe Street
Newton, Massachusetts  02158

         Re:      Letter Agreement

Dear Mr. Kriss:

         Reference is made to the Executive Employment Agreement (your "Employment Agreement") dated as of March 29, 1993, between MediQual Systems, Inc. (the "Company") and you, the intent of which was to provide incentives for you as President and Chief Executive Officer of the Company.

         When you were hired in March 1993, the Company's Board of Directors had hoped to achieve certain financial goals prior to April 1, 1995, the date on which the Company's preferred stockholders may elect to exercise certain redemption rights. Due to the unstable position of the Company prior to your tenure, and subsequent adverse changes in the marketplace, the Company has not achieved these goals. It now appears that the Company may be required to engage in extensive reengineering of its current products and refocusing of its marketing efforts in order to do so. In addition, the Company is expected to require additional financing to fund such product development and marketing efforts and the continuation and expansion of its business.

         The Company is presently considering potential courses of action to maximize value and liquidity to its shareholders, including, among other alternatives, the possibilities of obtaining additional outside financing, restructuring the present capital structure of the Company, finding a strategic partner, or selling the Company. The Company has not yet determined which, if any, of these possible courses of action to pursue, but believes that at this critical time, and regardless of which alternative the Company ultimately may determine to pursue, it is essential to retain your services as President and Chief Executive Officer in order to enable the Company to remain a viable ongoing enterprise, and to achieve the product development and marketing goals that will be required to enable the Company to implement any such course of action on terms (including valuation of the Company) favorable to the Company's shareholders.

         Accordingly, subject to the terms of this Letter Agreement, you hereby agree to remain with the Company at least until April 1, 1996, and the Company hereby agrees to provide you with the following additional incentives to remain with the Company:

         1. The Company hereby agrees, subject to applicable laws, that upon your election in writing delivered to the Company on or before the close of business on April 1, 1996, the Company will purchase from you, in whole or in part as you may so elect, up to 1,307,615 shares of the Company's Common Stock, for a purchase price of $0.25 per share (regardless of whether your rights in such shares have vested; such number of share and purchase price both to be subject to proportionate adjustment in the event of any stock split, stock dividend, stock combination, or other recapitalization or similar event affecting the Company's Common Stock). The purchase price will be settled first by offsetting the aggregate amount, if any, due from you to the Company in respect of principal and accrued interest under your promissory note to the Company dated as of March 29, 1993, in the original principal amount of $201,523, with any remaining balance to be paid to you in cash.

         2. You hereby agree that upon the Company's election in writing delivered to you on or before the close of business on April 1, 1996, you will sell and transfer to the Company, in whole or in part as the Company may so elect, up to 1,307,615 shares of the Company's Common Stock, for a purchase price of $0.70 per share, which is the fair market value of a share of Common Stock as of the date hereof, as determined by the Company's Board of Directors (regardless of whether your rights in such shares have vested; such number of share and purchase price both to be subject to proportionate adjustment in the event of any stock split, stock dividend, stock combination, or other recapitalization or similar event affecting the Company's Common Stock). The purchase price will be settled first by offsetting the aggregate amount, if any, due from you to the Company in respect of principal and accrued interest under your promissory note referred to above, with any remaining balance to be paid to you in cash.

         Please confirm your agreement with the foregoing by countersigning this Letter Agreement in the space provided below. This Letter Agreement will then constitute an amendment to your Employment Agreement and an agreement under seal governed by the internal laws of the Commonwealth of Massachusetts.

                                            Very truly yours,

                                            MEDIQUAL SYSTEMS, INC.

                                            By       /s/ Willam D. Ryan
                                                -----------------------------
                                                William D. Ryan
                                                Chairman of the Board

ACCEPTED AND AGREED TO:

/s/ Erik Kriss
- -----------------------
Eric Kriss